Exhibit 15.01

LETTER IN LIEU OF CONSENT OF DELOITTE & TOUCHE LLP

October 30, 2014

Flextronics International Ltd.
2 Changi South Lane
Singapore 486123

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the periods ended September 26, 2014 and September 27, 2013, and have issued our report dated October 30, 2014. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 26, 2014, is incorporated by reference in Registration Statement Nos. 333-189496 on Form S-4, 333-130253, 333-121814, 333-120291, 333-118499, 333-70492, 333-68238, 333-60968, 333-56230, 333-55530, 333-46200, and 333-41646 on Form S-3 and 333-157210, 333-146549, 333-146548, 333-143331, 333-143330, 333-55850, 333-34016, 333-95189, 333-71049, 333-42255, 333-126419, 333-121302, 333-120056, 333-119387, 333-103189, 333-75526, and 333-170710 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

San Jose, California